                                                                   EXHIBIT 3.01

                                     FOURTH
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               ATHEROGENICS, INC.

                                       I.

                                 CORPORATE NAME

         The name of the Corporation is AtheroGenics, Inc. (the "Corporation").

                                       II.

                             PURPOSE OF CORPORATION

         The Corporation is organized for the purpose of engaging in any and all lawful businesses not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct any such businesses and all other powers enumerated in the Georgia Business Corporation Code (the "Code") or under any act amendatory thereof, supplemental thereto or substituted therefor.

                                      III.

                                AUTHORIZED SHARES

         SECTION 3.1 CAPITAL STOCK. The Corporation is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock which the Corporation is authorized to issue is one hundred million (100,000,000), the number of shares of Preferred Stock which the Corporation is authorized to issue is five million (5,000,000).

         SECTION 3.2. SHARES ACQUIRED BY THE CORPORATION. Shares of Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

                                       IV.

                           REGISTERED OFFICE AND AGENT

         The street address and county of the registered office of the Corporation is Suite 5300, 303 Peachtree Street, Atlanta, Fulton County, Georgia 30308. The registered agent at such office is Leonard A. Silverstein.

                                       V.

                                PRINCIPAL OFFICE

         The mailing address of the principal office of the Corporation shall be 8995 Westside Parkway, Alpharetta, Georgia 30004.

                                       VI.

                                    DIRECTORS

         SECTION 6.1. CLASSIFICATION OF DIRECTORS: The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. In the event that the number of directors shall not be evenly divisible by three, the Board of Directors shall determine in which group or groups the remaining director or directors, as the case may be, should be included. The term of office of each director shall be three years or until the earlier of their death, resignation or removal; provided, however, that, the persons initially named as directors by resolution of the Board of Directors in Group 1 shall hold office until the 2001 annual meeting of shareholders, the persons initially named as directors by resolution of the Board of Directors in Group 2 shall hold office until the 2002 annual meeting of shareholders, and the persons initially named as directors by resolution of the Board of Directors in Group 3 shall hold office until the 2003 annual meeting of the shareholders or until the earlier of their death, resignation or removal. Election of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

         SECTION 6.2. VACANCY. Any director may resign at any time, upon written notice to the Corporation. The entire Board of Directors or any individual director may be removed only for cause. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director chosen to fill a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

         SECTION 6.3. AUTHORITY. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         a.       To make, alter or repeal the Bylaws of the Corporation.

         b. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

         c. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

         d. By resolution approved by the Board of Directors, to authorize the issuance of any series of Preferred Stock or any debt security of the Corporation, with full, limited or no voting power, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors.

         e. By resolution approved by the Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution approved by the Board of Directors.

         f. When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a shareholders' meeting duly called for that purpose to sell, lease or exchange all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other business entity or entities, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

                                      VII.

                  LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY

         No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director or officer, except for liability (1) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (3) for the types of liability set forth in
Section 14-2-832 of the

Code; or (4) for any transaction from which the director received an improper personal benefit. If the Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

                                      VIII

                             ACTION WITHOUT MEETING

         Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting of the shareholders only if the action is evidenced by one or more written consents describing the action taken, which consents are signed by all of the shareholders who would be entitled to vote at a meeting.

                                       IX.

               CONSIDERATIONS AVAILABLE TO THE BOARD OF DIRECTORS

         The Board of Directors of the Corporation, when evaluating any offer of another person to make a tender or exchange offer for any equity security of the Corporation, to merge or consolidate the Corporation with another person, or to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation (i) the fairness and adequacy of the consideration offered in relation to: the then current market price or fair value of the Corporation (including the estimated fair value of the Corporation in a freely negotiated transaction), historical financial results and the then current financial condition of the Corporation, historical and comparative market information (including price/earnings ratios, market trends, comparative premiums for sale of control and general economic conditions), the then current market or replacement price of the tangible and intangible assets of the Corporation, the ability of management of the Corporation, the future earnings prospects of the Corporation and the then estimated future value of the Corporation as an independent entity; (ii) the nature of the consideration offered (including the estimated present value and future earnings of any noncash consideration); (iii) the amount of the Corporation's securities sought to be acquired and, if less than all, the effect of the acquisition on the remaining shareholders (including consideration of the resulting market liquidity, stock prices and likelihood of subsequent freezeout transactions);
(iv) the method of financing the proposed transaction, including the financial condition of the offeror, its ability to finance and consummate the proposed transaction, the extent to which the assets of the Corporation will be used directly or indirectly therefor, and the likelihood of success; (v) the timing of the proposed transaction; (vi) the availability of other alternatives; (vii) the legality of the proposed transaction (including possible legal and regulatory obstacles and delays); (viii) the reputation and integrity of the offeror in the business community and the perceived purpose of the proposed transaction in light of the operating history and reputation of the Corporation and its subsidiaries in the communities they serve; (ix) the social, legal and economic effects of the transaction on the employees, customers and other constituents of the Corporation and its subsidiaries; (x) the effects and impact of the proposed transaction on the communities in which the Corporation and its subsidiaries operate or are located; and (xi) the desirability of maintaining independence from any other person.

                                       X.

                                    AMENDMENT

         SECTION 10.1. AMENDMENT TO FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION. The Corporation reserves the right, subject to Section 10.2 to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

         SECTION 10.2. RESTRICTIONS. Notwithstanding the provisions of Section
10.1 and any provisions of the Bylaws of the Corporation, no amendment to these Articles of Incorporation or amendment to the Bylaws adopted by the shareholders shall amend, modify or repeal any or all of the provisions of Article VI,
Article IX, or this Article X of these Articles of Incorporation or Section 1,
Section 3 and Section 7 of Article I, Section 2 and Section 4 of Article II,
Article V, Article VI or Section 3 of Article VII of the Bylaws of the Corporation unless adopted by the affirmative vote or consent of the holders of not less than seventy-five percent (75%) of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of directors, including the affirmative vote or consent of the holders of not less than seventy-five percent (75%) of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of directors other than those shares beneficially owned by any Interested Shareholder (as such term is defined in ss. 14-2-1110 of the Georgia Business Corporation Code); provided, however, that in the event the Board of Directors of the Corporation shall, by resolution duly adopted by not less than seventy-five percent (75%) of the members of the Board of Directors (including not less than seventy-five percent (75%) of the members of the Board of Directors who vote in favor of such resolution and who were duly elected and acting members of the Board of Directors prior to the time any Interested Shareholder became an Interested Shareholder), recommend to the shareholders the adoption of any such amendment, the shareholders of record holding a majority of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of Directors may amend, modify or repeal any or all of such provisions.

         IN WITNESS WHEREOF, the undersigned officers have executed these Articles of Incorporation as of ___ day of _________, 2000.

                                             ATHEROGENICS, INC.


                                             By:
                                                --------------------------------
                                                Russell M. Medford, M.D., Ph.D
                                                CEO and President

ATTEST:


By:
   ---------------------------------
   Mark P. Colonnese
   Assistant Secretary